AMENDMENT NO. 6 TO MASTER AGREEMENT TO LEASE
This Amendment No. 6 (hereinafter “6th Amendment”) is made to that certain Master Agreement To Lease between NATIONAL HEALTH INVESTORS, INC. (“Landlord” or “NHI”) and NATIONAL HEATLHCARE CORPORATION (“Tenant” or “NHC”) dated October 17, 1991 (hereinafter, as amended, the “Master Lease”) and is entered into on this 28th day of December 2012.
PRELIMINARY STATEMENTS
A.    WHEREAS, pursuant to the terms of the Master Lease, NHC has leased certain licensed nursing centers, assisted living or retirement facilities in forty-one (41) geographical locations (hereinafter “Leased Properties” or “Leased Property”) as identified on Exhibit A to said Master Lease; and
B.    WHEREAS, the Master Lease has been previously amended by amendments, including Amendment No. 5 To Master Agreement To Lease dated December 27, 2005 (the “5th Amendment”); and
C.    WHEREAS, the 5th Amendment extended the term of the Master Lease through December 31, 2021 and grants to NHC the right to elect to further extend the term of the Master Lease for three (3) successive five (5) year renewal terms referred to respectively as the Third Renewal Term, the Fourth Renewal Term and the Fifth Renewal Term; and
D.    WHEREAS, NHI and NHC have agreed that NHI shall sell to NHC and NHC shall purchase from NHI the centers identified as:

(i)	NHC HealthCare, Columbia 101 Walnut Lane Columbia, Tennessee 38401

(ii)	NHC HealthCare, Hillview 2710 Trotwood Avenue Columbia, Tennessee 38401

(iii)	NHC HealthCare, Knoxville 809 Emerald Avenue, N.E. Knoxville, Tennessee 37917

(iv)	NHC HealthCare, Springfield 608 Eighth Avenue East Springfield, Tennessee 37172

(v)	NHC HealthCare, Madisonville 419 N. Seminary Street Madisonville, Kentucky 42431

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(vi)	NHC HealthCare, Rossville 1425 McFarland Avenue Rossville, Georgia 30741
(The above six (6) facilities are referred to collectively as the “Sale Facilities”); and have entered into a Purchase and Sale Agreement of even date herewith to set forth the terms of such purchase and sale; and
E.    Landlord and Tenant desire to extend the Term of the Lease and modify the rent provisions of the Master Lease effective upon the closing of the sale of all of the Sale Facilities (but not less than all of the Sale Facilities) to NHC; and
F.    Landlord and Tenant desire to make other modifications to the Master Lease as set forth in this 6th Amendment.
NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, the parties do hereby amend the Master Lease as follows:
1.    Effective Date of Certain Provisions. This 6th Amendment becomes a part of the Master Lease on the date of its execution. The modifications to the Master Lease made in Sections 2, 4, 5, and 6 below shall take effect on the date (herein the “Effective Date”) which is the later to occur of (i) January 1, 2014 or (ii) the date on which Tenant closes its purchase of the Sale Facilities, or, if the closing of the purchase occurs in more than a single closing, the date on which Purchaser closes its purchase of the last of the Sale Facilities.
2.    Modification of “Leased Property”. As of the date the sale of the Sale Facilities to Tenant closes (or if the closing of the sale of the Sale Facilities occurs in more than one closing, upon the date on which the sale of the last to close of the Sale Facilities closes), the phrase “Leased Property,” as found and used in the Master Lease, shall no longer include any of the Sale Facilities, except as expressly provided in this 6th Amendment. Exhibit A to the Master Lease and Schedule A-1 to the 5th Amendment shall be replaced with a revised list of the remaining Leased Property to be attached hereto as Schedule A-1. As of the Effective Date, each Short Form Operating Lease between Landlord and Tenant for any of the Sale Facilities shall terminate. As of the Effective Date, the defined terms “Land,” “Improvements,” “Appurtenances,” and “Fixtures” shall not include any property interests which is a part of any of the Sale Facilities. Upon the conveyance of the Sale Facilities to Tenant, Landlord shall have no continuing obligations to Tenant under the Master Lease with respect to any of the Sale Facilities.
3.    Term. Section 1.03 of the Master Lease is hereby amended to acknowledge that Tenant hereby, and as of the date of this 6th Amendment, elects to extend the Term through the Third Renewal Term (as allowed by the 5th Amendment) at the same Base Rent as determined under the provisions of Paragraph 4 below. The Third Renewal Term extends the Term of the Master Lease through December 31, 2026. As provided in the 5th Amendment, Tenant may elect hereafter to further extend the Term of the Master Lease for the Fourth Renewal Term and the Fifth Renewal Term. The election to extend the Term of the Master Lease through the Third Renewal Term may not be rescinded hereafter by Tenant for any reason other than Landlord’s default in failing to convey the Sales Facilities to Tenant. If due to Landlord’s default in failing to convey the Sales Facilities

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to Tenant, the election to extend the Master Lease is rescinded, Tenant shall have the option to extend the term of the Master Lease for the Third Renewal Term as provided in the Fifth Amendment.
4.    Base Rent. Section 2.01.01 of the Master Lease is hereby amended to acknowledge that, as provided in the 5th Amendment, Base Rent due under the Master Lease is currently in the annual amount of Thirty-Three Million Seven Hundred Thousand and No/100 Dollars ($33,700,000.00). Upon the sale of all of the Sale Facilities to Tenant and not less than all of the Sale Facilities, and effective on the Effective Date, Base Rent shall be reduced to equal Thirty Million Seven Hundred Fifty Thousand and No/100 Dollars ($30,750,000.00) per year through the Lease Year ending December 31, 3026. Base Rent shall be paid in equal monthly installments. Base Rent for the Fourth Renewal Term and the Fifth Renewal Term, if applicable, shall be the fair market value base rent as negotiated in the future by Landlord and Tenant. If the Effective Date is later than January 1, 2014, annual Base Rent for the 2014 Lease Year shall remain at $33,700,000.00 through the day preceding the Effective Date, and shall be paid monthly in advance and prorated for any period shorter than a full calendar month. The Base Rent after the sale of the Sale Facilities shall be allocated as set out on Schedule A-2 attached hereto.
5.    Percentage Rent. In addition to Base Rent, Tenant shall continue to pay Percentage Rent under Section 2.06 of the Master Lease as amended by the 5th Amendment and as further amended hereby.
(a)    Percentage Rent for the Lease Year ending December 31, 2013 shall be due and calculated based upon the Gross Revenue of each Leased Property for the entire calendar year, including the Sale Facilities, notwithstanding Tenant’s decision, if applicable, to take legal and record title to any of the Sale Facilities prior to December 31, 2013. Percentage Rent due with respect to the Lease Year ending December 31, 2013 shall be paid in estimated monthly installments during 2013 as provided in Section 2.06.03 of the Master Lease with all Gross Revenues to be certified by Tenant and payment adjustment made, if required, in accordance with Sections 2.06.02 and 2.06.03 of the Master Lease.
(b)    Except as provided in (c) and (d) below, with respect to Percentage Rent to be paid for the full Lease Year commencing January 1, 2014 and all subsequent Lease Years, the calculation of Gross Revenues shall not include, for both the year in question and the January 1, 2007 through December 31, 2007 base year, any revenues of the Sale Facilities. The Gross Revenue for each Leased Property for the Lease Year ending December 31, 2007 is set out on Schedule A-3, attached hereto.
(c)    If the Effective Date is later than January 1, 2014, Tenant shall pay to Landlord in addition to the Percentage Rent described in 5(a) and (b) above an amount (herein referred to as “Delayed Effective Date Rent”) computed on a per diem basis as provided herein to reflect the delay between January 1, 2014 and the Effective Date with the January 1, 2014 day to be included in that period (the “Delay Period”).
(d)    The amount of Delayed Effective Date Rent is equal to (i) the number of days in the Delay Period (ii) multiplied by the per diem amount of Percentage Rent payable for the 2013 Lease Year with respect to the Sale Facilities. The per diem allocation of Percentage Rent

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payable for the 2013 Lease Year with respect to the Sale Facilities shall be based upon the number of days in the 2013 Lease Year (365 days). Delayed Effective Date Rent shall be certified by Tenant and paid by Tenant to Landlord concurrently with the certifications and adjustment payment, if any, due for the 2013 Lease Year under Sections 2.06.02 and 2.06.03 of the Master Lease.
6.    Continuing Master Lease Provisions and the Sale Facilities.
(a)    Notwithstanding the fact that the Sale Facilities are not included within the meaning of the term “Leased Property” for Lease Years commencing January 1, 2014 and subsequent, Tenant shall remain liable for performing and meeting all obligations under the Master Lease with respect to the Sale Facilities accruing for any period prior to January 1, 2014. Tenant hereby agrees to defend, indemnify and to hold Landlord harmless from and against any loss, liability, claim, damages (including consequential damages), and cost and expense (including attorney’s fees) arising from Tenant’s not having observed or performed any provision of the Master Lease with respect to any of the Sale Facilities.
(b)    All indemnity provisions contained in the Master Lease in favor of Landlord, including, but not limited to, the indemnity provisions of Sections 5.01 and 7.02 thereof, shall continue in effect and shall protect Landlord from any matter relating to any of the Sale Facilities, regardless of the time such matter or claim was first asserted against Landlord or became known to Tenant.
(c)    Until all applicable statute of limitation periods have passed, Tenant shall continue to include Landlord as an insured with respect to all insurance coverage for any of the Sale Facilities in accordance with the provisions of Section 4.02 of the Master Lease if such insurance coverage is provided on a claims made basis.
7.    Non-Compete Provisions. Tenant acknowledges that if Tenant does not elect to exercise its options to extend the Term of the Master Lease for the Fourth Renewal Term or the Fifth Renewal Term, Landlord will need to sell the Leased Properties or find a new operator to lease the Leased Properties. The then market value of the Leased Properties may be influenced by the existence of competing senior housing facilities, as defined herein, located in the proximity of the Leased Facilities. In consideration of Landlord’s lease of the Leased Properties to Tenant, Tenant agrees to the following non-compete provisions:
(a)    Except as specifically permitted below, Tenant agrees that during the last five (5) years of the Term of the Master Lease, neither Tenant nor any subsidiary or other affiliated entity of Tenant or any company under common ownership, management or control with Tenant, shall own, acquire, build, construct, lease, manage or operate a Competing Facility, as defined herein, located within the same county as any of the Leased Properties. This non-compete provision shall not apply if either (i) the Competing Facility was in operation or under actual construction by December 31, 2021 or any later date which is five (5) years and one day prior to the end of the Term if the Term has been extended beyond December 31, 2026 (such date is referred to as the “Allowed Pre-existing Facility Determination Date”); or (ii) any Competing Facility located in a county in which as of the Allowed Pre-existing Facility Determination Date, Tenant owns a nursing home, assisted living or senior living center in addition to the center operated by Tenant on the Leased

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Property in such county; or (iii) regarding an intended project, one for which on the Allowed Pre-existing Facility Determination Date a Certificate of Need has been issued, if required, for such intended project.
(b)    As used herein, Competing Facility means any licensed skilled nursing center or licensed skilled and licensed intermediate care nursing center.
(c)    In the event Tenant should breach these non-compete provisions, Tenant may be permanently enjoined from doing so. In the event of any suit to enforce the non-compete provisions, if Landlord is granted any relief against Tenant, Tenant shall be liable to Landlord for all of Landlord’s court costs, expenses and legal fees incurred in seeking to enforce the provisions of this non-compete provision.
8.    Section 18.01 of the Master Lease as previously amended by the 5th Amendment is hereby modified to reflect the address of Landlord as:
222 Robert Rose Drive
Murfreesboro, Tennessee 37129

9.    Sections 2, 4, and 5 of this 6th Amendment shall be of no effect if Tenant should fail or refuse to purchase all of the Sale Facilities in accordance with the terms and provisions of the Purchase and Sale Agreement of even date herewith.
IN WITNESS WHEREOF, the parties have executed this 6th Amendment on the date shown below.

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SIGNATURE PAGE TO SIXTH AMENDMENT

TENANT:

NATIONAL HEALTHCARE CORPORATION, a Delaware corporation

By: /s/ Stephen F. Flatt
Stephen F. Flatt, President

Date: December 28, 2012

LANDLORD:

NATIONAL HEALTH INVESTORS, INC., a Maryland corporation

By: /s/ J. Justin Hutchens
J. Justin Hutchens, President

Date: December 28, 2012

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